Sub-Item 77Q2

Nuveen Michigan Dividend Advantage
Municipal Fund
333-58700
811-09453

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section
16(a)
filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the initial affiliation report on behalf of the adviser listed below was amended on October 18, 2004, accession number
0001189642-04-000564.

There are no greater than ten-percent
shareholders of the Fund.

ADVISER:

Nuveen Advisory Corp.